UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2008

IAC/INTERACTIVECORP

(Exact name of Registrant as specified in charter)

Delaware

0-20570

59-2712887

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On January 7, 2008, Doug Lebda, President and Chief Operating Officer of IAC/InterActiveCorp (“IAC”), entered into a new Employment Agreement with IAC.  Pursuant to the agreement, Mr. Lebda was appointed as Chairman and Chief Executive Officer of IAC’s Financial Services and Real Estate businesses (referred to herein as “LendingTree”), and will continue serving as President and Chief Operating Officer of IAC for a transitional period.  The agreement will supersede his existing agreement and has a scheduled term through January 7, 2013.

Compensation.  During the term, Mr. Lebda will continue to receive an annual base salary of $750,000 and will be eligible to receive a discretionary annual bonus.

Contingent New Equity Compensation.  The agreement provides that at the time of the contemplated spin-off of the Company’s LendingTree businesses (the “LT Spin-Off”), Mr. Lebda will be granted the following LendingTree equity awards:

(i)             LendingTree restricted stock representing 2% of LendingTree’s outstanding fully diluted shares at the time of the LT Spin-Off.  The award will vest in 5 equal installments on each of the first five anniversaries of the effective date of the agreement.

(ii)          Four separate LendingTree non-qualified stock option awards, each entitling him to purchase shares of LendingTree representing 2-1/2% of LendingTree’s outstanding fully diluted shares at the time of the LT Spin-Off.  Each of the stock option awards will vest in full on the 5th anniversary of the effective date of the agreement and will have a ten year term.  The exercise prices for the stock options will be, in the aggregate, $6.25 million, $7.5 million, $10 million, and $11.25 million, respectively, subject to some adjustment in the event of an initial LendingTree equity value of over $250 million.

(iii)       Upon a Qualifying Termination (as defined below in the ‘Severance’ paragraph), the vesting of all of the LendingTree restricted stock and stock options would be accelerated, and these stock options would remain exercisable for 1 year from the termination date.

Treatment of Outstanding Equity Awards.  Mr. Lebda currently holds various IAC restricted stock unit awards that he has been granted in the ordinary course.  The agreement provides that the vesting of all of Mr. Lebda’s currently outstanding IAC equity awards (including those received under his prior agreement) will be accelerated and that, pursuant to his prior agreement, he will exchange 10.625 common units of LendingTree for 300,000 IAC shares (A) immediately prior to the LT Spin-Off, (B) if earlier, upon the spin-offs (or sales) of HSN, Interval and Ticketmaster, (C) upon a Qualifying Termination or (D) upon Mr. Lebda’s termination of employment in accordance with either of the provisions described below under ‘Sale of LendingTree’ or ‘Timing of LT Spin-Off’.

Sale of LendingTree.  The agreement provides that if IAC sells a controlling interest in, or substantially all of the assets of, LendingTree prior to the LT Spin-Off, Mr. Lebda may terminate his employment and, subject to Mr. Lebda’s execution and non-revocation of a release and compliance with the restrictive covenants described below,  upon the later of the closing of the sale or Mr. Lebda’s termination, IAC will pay to Mr. Lebda an amount equal to 1% of the consideration received by IAC in the sale transaction and any unvested IAC equity (as provided above under ‘Treatment of Outstanding Equity Awards’) will vest in full upon such termination of employment.

Third Party Investor.  The agreement provides that if, prior to LT Spin-Off, a third party makes a minority investment in LendingTree, Mr. Lebda will have the right to co-invest for up to 5% of LendingTree (plus an additional 5% with the consent of the investor) on the same economic terms as the third party investor.

Timing of LT Spin-Off.  The agreement provides that if by March 31, 2009, IAC has not made appropriate LT Spin-Off related filings with the Securities and Exchange Commission, or otherwise determines not to proceed with the LT Spin-Off (which must include both the lending and real estate businesses), Mr. Lebda may terminate his employment and, subject to Mr. Lebda’s execution and non-revocation of a release and compliance with the restrictive covenants described below, IAC will continue to pay Mr. Lebda his salary for a six-month period following the termination of employment  and any unvested IAC equity (as provided above under ‘Treatment of Outstanding Equity Awards’) will vest in full upon such termination of employment.

Severance.  Upon a termination during the term of Mr. Lebda’s employment by IAC without “cause” (and other than by reason of his death or disability) or by Mr. Lebda for “good reason” (as such terms are defined in the agreement) (each, a “Qualifying Termination”), subject to Mr. Lebda’s execution and non-revocation of a release and compliance with the restrictive covenants described below, IAC will continue to pay Mr. Lebda his salary for the lesser of 3 years or the remainder of the term of the agreement, in addition to the equity acceleration discussed above.

Restrictive Covenants.  Pursuant to the agreement, Mr. Lebda is bound by a covenant not to compete with LendingTree and a covenant not to solicit the company’s employees or business partners during the term of his employment and for two years after termination of employment for any reason.  He is also bound by a covenant not to compete with the other IAC businesses which reported directly or indirectly to Mr. Lebda during his term as President and Chief Executive Officer for two years from the effective date of the agreement.  In addition, Mr. Lebda agreed not to use or disclose any confidential information of IAC or its affiliates.

Relocation.  The company will reimburse Mr. Lebda for relocation expenses not to exceed $400,000, and otherwise in accordance with the company’s policies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ Gregory R. Blatt
	Name:	Gregory R. Blatt
	Title:	Executive Vice President and General Counsel

Date: January 11, 2008